Amendment
to
Investment Advisory Agreement
     This Amendment to Investment Advisory Agreement is made effective as of the 29th day of October, 2009, by OOK, Inc., a Maryland corporation (the “Fund”), and Geary Advisors, LLC, an Oklahoma limited liability company (the “Advisor”), with reference to the following:
     A. The Fund and the Advisor are parties to an Investment Advisory Agreement dated September 1, 2008 (the “Advisory Agreement”), pursuant to which the Fund retained the Advisor as its investment advisor, and the Advisor agreed to assume certain obligations of the Fund in connection therewith.
     B. The Fund and the Advisor desire to amend the Advisory Agreement to reduce the investment advisory fee and to provide that the Advisor shall be responsible for all expenses in connection with the operation of the Fund.
     The parties hereby agree as follows:
     1. All references throughout the Advisory Agreement to “OOK Advisors, LLC” are hereby deleted and replaced with “Geary Advisors, LLC”
     2. Section 6(b) of the Advisory Agreement is hereby amended in its entirety to read as follows:
The Advisor shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Advisor shall be responsible for the compensation of officers or employees of the Company who are also officers or employees of the Advisor, except as may otherwise be determined by the Board. The Advisor agrees to pay all fees and expenses of any Sub-Advisor, and shall pay, or cause a Sub-Advisor to pay, all fees and expenses of any other Sub-Advisor, the Transfer-Agent, the Administrator and Accounting Agent, and the Custodian engaged by the Advisor on behalf of the Company. The Advisor also agrees to be responsible for the payment of all other expenses associated with the Fund’s operation including, but not limited to, (i) brokerage and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions, (ii) taxes, (iii) interest on borrowings, (iv) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith, (v) compensation and expenses of the Directors of the Company who are not officers, directors, partners or employees of the Advisor, and Sub-Advisor, or their affiliates (the “Independent Directors”) as well as the cost of Directors’ Meetings, (vi) compensation and expenses of counsel to the Fund and counsel to the Independent Directors, (vii) if approved by the Board, compensation and expenses of the Company’s chief compliance officer and expenses associated with the Company’s compliance program, (viii) fees and expenses of the Company’s independent auditors, (ix) registration fees, expenses associated with compliance by the Fund with mandatory regulatory mandates including those reports, and extraordinary expenses, (x) the cost of director and officer errors and omissions insurance coverage, (xi) the Funds’ pro-rata portion of dues, fees and charges of any trade associations of which the Company is a member, and (xii) certain out-of-pocket expenses, including, but not limited to cost of obtaining prices for security valuations (including manual broker quotes), Federal Reserve charges related to securities transactions, postage and insurance on physical transfer items, telecommunication charges, and proxy voting execution, advice and reporting etc.. The payment of assumption by the Advisor of any expense of the Company that the Advisor is not required by this agreement to pay or assume shall not obligate the Advisor to pay or assume the same or any similar expense of the Company on any subsequent occasion.
     3. Schedule A to the Advisory Agreement is hereby amended in its entirety to read as follows:
Schedule A
to the Investment Advisory Agreement
Between OOK, Inc.
and
Geary Advisors, LLC

Name of Fund; Fee

OOK, Inc.;	0.20% of Fund’s average daily net assets.
     4. The parties hereby ratify and affirm the Advisory Agreement as amended by this Amendment.
     5. This Amendment to Investment Advisory Agreement is effective as of the date and year set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of November 16, 2009.

OOK, INC.
By:	/s/ Keith D. Geary
	Name:	Keith D. Geary
	Title:	Chief Executive Officer

GEARY ADVISORS, LLC
By:	/s/ Keith D. Geary
	Name:	Keith D. Geary
	Title:	Chief Executive Officer